UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2004

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement

     On September 27, 2004, RPM International Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Goldman, Sachs & Co. and each of the other initial purchasers named in Schedule A to the Purchase Agreement to issue and sell in an offering (the “Offering”) exempt from registration under the Securities Act of 1933 (the “Securities Act”) $200 million aggregate principal amount of its 4.45% Senior Notes due 2009 (the “Notes”). The Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The net proceeds of the Offering will be used to refinance existing indebtedness. The Company plans to use a portion of the net proceeds to refinance portions of its current outstanding floating rate indebtedness and currently anticipates that it will hold the remainder of such net proceeds as cash or short-term investments until such time as it can use such remainder to pay some or all of its indebtedness under its $15.0 million 6.12% Senior Notes due 2004, which mature on November 15, 2004, and its $150.0 million 7.0% Senior Notes due 2005, which mature on June 15, 2004. Pursuant to the Purchase Agreement, the Company has agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act. The initial purchasers and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company in the ordinary course of business, and also provide or have provided advisory and financial services to the Company. In addition, affiliates of certain of the initial purchasers are lenders under certain of the Company’s credit facilities and, thus, may receive a portion of the net proceeds of the Offering.

     In connection with the Offering, the Company entered into an Indenture, dated as of September 30, 2004 (the “Indenture”), with The Bank of New York. Pursuant to the Indenture, the Bank of New York, an affiliate of one of the initial purchasers, will act as trustee, transfer agent and paying agent in respect of the Notes. The Indenture contains covenants that limit, among other things, the Company’s ability and the ability of the Company’s subsidiaries to incur certain liens and engage in sale-leaseback transactions. The Indenture also includes requirements that must be met if the Company consolidates, merges with, or sells all or substantially all of its assets to another entity. The Notes bear interest at 4.45% per year, payable semiannually on April 15 and October 15, beginning on April 15, 2005. The Notes are senior unsecured obligations of the Company and will rank equal in right of payment to the Company’s existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the assets securing that indebtedness. The Company may redeem all or part of the Notes, at any time and from time to time, at its option at a redemption price equal to the greater of: 100% of the principal amount of the Notes being redeemed; and the make-whole amount for the Notes being redeemed, plus, in each case, accrued interest on such Notes, if any, to but excluding the redemption date. Upon certain events of default, all unpaid principal of and accrued and unpaid interest and premium, if any, on the notes then outstanding will automatically become due and payable.

     Also in connection with the Offering, the Company has agreed pursuant to a Registration Rights Agreement, dated as of September 30, 2004 (the “Registration Rights Agreement”), among the Company and the initial purchasers of the Notes, to use its reasonable best efforts to register the Notes under the Securities Act so as to allow holders of the Notes to exchange the Notes for the same principal amount of a new issue of notes (the “Exchange Notes”) with substantially identical terms, except that the Exchange Notes will generally be freely transferable under the Securities Act. In addition, the Company has agreed to file, under certain circumstances, one or more shelf registration statements to cover resales of the Notes. If the Company fails to satisfy these obligations and its other obligations as set forth in the Registration Rights Agreement, it will be required to pay additional interest to the holders of the Notes.

     A copy of the press releases relating to the announcement of the Offering and the pricing of the Offering are attached to this Form 8-K as Exhibits 99.1. and 99.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

     Reference is made to the disclosure provided in the second paragraph of Item 1.01 of this Form 8-K, with respect to the Company’s issuance of $200 million aggregate principal amount of the Company’s 4.45% Senior Notes due 2009, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit number	Description
4.1	Indenture, dated as of September 30, 2004, between the Company, as issuer, and The Bank of New York, as trustee.

4.2	Registration Rights Agreement, dated as of September 30, 2004, among the Company, Goldman, Sachs & Co. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement.

4.3	Form of 4.45% Senior Note due 2009 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of September 27, 2004, among the Company, Goldman, Sachs & Co. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement.

99.1	Press Release dated September 27, 2004.

99.2	Press Release dated September 27, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date	September 30, 2004	RPM International Inc. (Registrant) /s/ P. Kelly Tompkins P. Kelly Tompkins Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit number	Description

4.1	Indenture, dated as of September 30, 2004, between the Company, as issuer, and The Bank of New York, as trustee.*

4.2	Registration Rights Agreement, dated as of September 30, 2004, among the Company, Goldman, Sachs & Co. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement.*

4.3	Form of 4.45% Senior Note due 2009 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of September 27, 2004, among the Company, Goldman, Sachs & Co. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement.*

99.1	Press Release dated September 27, 2004.*

99.2	Press Release dated September 27, 2004.*

*Filed herewith.